EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lions Gate Entertainment Corp. of our report dated December 23, 2011 relating to the financial statements of Studio 3 Partners L.L.C., which appears in the Current Report on Form 8-K of Lions Gate Entertainment Corp. dated March 22, 2012.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 28, 2012